WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                Restated Financial Data Schedule     Exhibit 27.3
            Item 601(c) of Regulation S-K Commercial
      and Industrial Companies Article 5 of Regulation S-X
        (dollars in thousands, except per share amounts)

                                         Three Months   Six Months  Nine Months
                                            Ended          Ended        Ended
                                           March 31,      June 30, September 30,
Item Number   Item Description              1997            1997         1997
5-02(1)       cash and cash items            457,729        494,953     840,435
5-02(2)       marketable securities            6,742          5,958       1,481
5-02(3)(a)(1) notes and accounts
              receivable-trade               347,594        343,818     332,991
5-02(4)       allowances for doubtful accounts   N/A            N/A         N/A
5-02(6)       inventory                          N/A            N/A         N/A
5-02(9)       total current assets               N/A            N/A         N/A
5-02(13)      property plant and equipment 3,913,619      4,055,501   3,963,536
5-02(14)      accumulated depreciation       332,179        388,874     445,547
5-02(18)      total assets                 6,138,050      6,275,061   6,385,039
5-02(21)      total current liabilities          N/A            N/A         N/A
5-02(22)      bonds and mortgages
              and similar debt             3,228,619      3,230,356   3,141,738
5-02(28)      preferred stock-mandatory
              redemption                     283,930        283,930     553,930
5-02(29)      preferred stock-no
              mandatory redemption            89,040         59,101      56,387
5-02(30)      common stock                     4,303          4,311       4,312
5-02(31)      other stockholders' equity     872,061        913,601     146,062
5-02(32)      total liabilities and
              stockholders' equity         6,138,050      6,275,061   6,385,039
5-03(b)(1)(a) net sales of tangible
              products                       542,589      1,048,511   1,576,407
5-03(b)(1)    total revenues                 565,976      1,090,970   1,642,863
5-03(b)(2)(a) costs of tangible goods sold   277,382        518,930     758,011
5-03(b)(2)    total costs and expenses
              applicable to sales and
              revenues-operating expense      83,611        160,491     243,004
5-03(b)(3)    other costs and expenses-
              general and administration      13,487         25,492      37,560
5-03(b)(5)    provision for doubtful
              accounts and notes                 N/A            N/A         N/A
5-03(b)(8)    interest and amortization
              of debt discount                61,500        119,506     182,503
5-03(b)(10)   income before taxes and
              other items                     57,154        117,528     208,675
5-03(b)(11)   income tax expense              22,249         46,591      74,520
5-03(b)(14)   income continuing operations    27,448         58,337     104,745
5-03(b)(15)   discontinued operations            N/A            N/A         N/A
5-03(b)(17)   extraordinary items                N/A            N/A    (135,850)
5-03(b)(18)   cumulative effect-changes
              in accounting principle            N/A            N/A         N/A
5-03(b)(19)   net income (loss)               27,448         58,337     (31,105)
5-03(b)(20)   earnings per share                 .43            .92        (.49)
5-03(b)(20)   earnings per share diluted         .42            .88        (.30)



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